Exhibit 10.26
EXECUTION VERSION
SOURCING AGREEMENT
     THIS SOURCING AGREEMENT (this “Agreement”) is entered into as of this 2nd day of December, 2010 (the “Effective Date”), by and between Six Continents Hotels, Inc., a Delaware corporation, d/b/a InterContinental Hotels Group (“IHG”), and Summit Hotel Properties, Inc., a Maryland corporation (the “Owner”).
RECITALS:
     A. IHG and certain of its affiliates franchise, and in certain cases manage, hotel properties, currently under the following brands or brand groups: “Holiday Inn,” “Holiday Inn Express,” “Crowne Plaza,” “InterContinental Hotels and Resorts,” “Staybridge Suites,” “Candlewood Suites” and “Hotel Indigo” (each, together with any future brand, an “IHG Brand”).
     B. Owner and its predecessor entities currently own, and Owner is in the process of raising capital for the purpose of acquiring and investing in, upscale and midscale with and without food and beverage hotel properties located in major business, convention and airport markets in the United States.
     C. Owner desires to establish a relationship with IHG whereby hotel properties acquired by Owner or its affiliates, whether or not described in Recital B above, may be franchised or managed by IHG or one of its affiliates under one of the IHG Brands.
     D. IHG (i) desires to franchise or manage additional hotels under the IHG Brands and (ii) may, in its sole discretion, refer certain hotel property acquisition opportunities to Owner in furtherance of IHG’s franchise and management objectives.
     E. Each of IHG and Owner believe that (i) a relationship between them will further the goals and interests of each of them and (ii) it is in the best interests of each of them that the terms of the relationship between them remain flexible in nature.
AGREEMENT:
     In consideration of the foregoing, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in order to promote their mutual and joint interests, Owner and IHG hereby agree as follows:
     1. Agreement. Commencing on the closing date of Owner’s initial public offering of its common stock and for a period of five (5) years thereafter (the “Term”), Owner will provide IHG with notice of (a “Notice”), and an exclusive right of first offer to, franchise or manage each hotel property in which Owner acquires or proposes to acquire a fee simple or leasehold interest, but only to the extent (i) such property is, or during the Term becomes, free of franchise or management arrangements with third parties, and (ii) Owner determines, in its sole discretion, to brand such property, whether with an IHG Brand or any other brand (each, a “Target Asset”); provided, however, such right of first offer to franchise or manage shall not extend to the hotel properties identified on Schedule I attached hereto. Subject to any confidentiality agreement between Owner and a third party, each Notice shall provide detailed information regarding the Target Asset and all due diligence information reasonably necessary and in Owner’s possession (or to which Owner has access) to afford IHG the opportunity to assess whether IHG wants to pursue a franchise or management arrangement with respect to the relevant Target Asset (each, an “Opportunity”). IHG will have ten (10) business days from the date it receives a Notice with respect to an Opportunity to advise Owner if IHG elects to pursue such Opportunity. If IHG fails to respond within such ten (10) business day period, IHG will be deemed to have rejected the Opportunity. The parties acknowledge that, in certain circumstances where IHG determines, in its sole discretion, to be in its interests to do so, IHG may refer acquisition opportunities in respect of Target Assets to Owner and Owner will have ten (10) business days from the date of such notice to respond. If IHG notifies Owner that it is interested in pursuing any Opportunity pursuant to this Section 1 within such ten (10) business day period (which notification may be delivered by e-mail and shall be effective upon transmission to any officer or employee of Owner set forth on Exhibit A attached hereto), then IHG and Owner will work together in good faith to complete customary due diligence and negotiate and execute a franchise license or management agreement, as the case may be, under an IHG Brand, for the relevant Target Asset, and such franchise license or management agreement, as the case may be, will be effective upon the acquisition of the relevant Target Asset, or such other date as may be agreed upon by IHG and Owner. Substantially all of the customary commercial terms with respect to the (a) franchise of a Target Asset will be set forth as soon as practicable in a definitive form of franchise license reasonably satisfactory to the parties (the “Form License”) and (b) management of a Target Asset will be set forth as soon as practicable in a definitive form of management agreement reasonably satisfactory to the parties (the “Form HMA”). IHG and Owner will work together in good faith to finalize the portions of the Form License or Form HMA, as the case may be, that are unique to each Target Asset, including, as applicable and without limitation, a property improvement plan, area of protection, and competitive set for performance test criteria; provided, however, if after a 90 calendar day period commencing on the date of the email notice from IHG to Owner referred to above, IHG and Owner are unable to reach agreement on a definitive franchise license (based on the Form License to be agreed to) or a definitive management agreement (based on the Form HMA to be agreed to), as the case may be, with respect to a Target Asset, Owner will be free to pursue alternative franchise or management arrangements for such Target Asset.
     2. Representations and Warranties of Owner. Owner represents and warrants to IHG as follows as of the Effective Date:
          (a) Owner has been duly formed, is validly existing and is in good standing in the State of Maryland and has been duly qualified to transact business and is in good standing in each jurisdiction in which the nature of its business so requires. Owner has all the requisite power and authority to enter into and comply with its obligations under this Agreement.
          (b) The execution, delivery and performance of this Agreement and all of the documents and instruments required hereby are within the corporate power of Owner and have been duly authorized by all necessary corporate action of Owner. This Agreement is, and the other documents and instruments required hereby will be, when executed and delivered by Owner, the valid and binding obligations of Owner, enforceable against Owner in accordance with their respective terms, except as may be limited by bankruptcy, insolvency or other laws affecting enforcement of creditors’ rights generally, and by general principles of equity.

          (c) The execution, delivery and performance of this Agreement by Owner (and any other document and instrument required hereby to which Owner is a party) does not and will not conflict with or violate or result in a breach of the terms, conditions or provisions of any material contract to which Owner is a party or by which Owner is bound.
          (d) There is no suit, action, investigation or proceeding pending or, to the knowledge of Owner, threatened against or affecting Owner, which, if adversely determined, would have an adverse effect on Owner’s ability to comply with the terms or provisions of this Agreement or any of the other documents and instruments required hereby to which Owner is a party.
     3. Representations and Warranties of IHG. IHG represents and warrants to Owner as follows as of the Effective Date:
          (a) IHG has been duly incorporated, is validly existing and is in good standing in the State of Delaware and has been duly qualified to transact business and is in good standing in each jurisdiction in which the nature of its business so requires. IHG has all the requisite power and authority to enter into and comply with its obligations under this Agreement.
          (b) The execution, delivery and performance of this Agreement and all of the documents and instruments required hereby are within the power of IHG and have been duly authorized by all necessary action of IHG. This Agreement is, and the other documents and instruments required hereby will be, when executed and delivered by IHG, the valid and binding obligations of IHG, enforceable against IHG in accordance with their respective terms, except as may be limited by bankruptcy, insolvency or other laws affecting enforcement of creditors’ rights generally, and by general principles of equity.
          (c) The execution, delivery and performance of this Agreement by IHG (and any other document and instrument required hereby to which IHG is a party) does not and will not conflict with or violate or result in a breach of the terms, conditions or provisions of any agreement, document or instrument to which IHG is a party or by which IHG is bound.
          (d) There is no suit, action, investigation or proceeding pending or, to the knowledge of IHG, threatened against or affecting IHG, which, if adversely determined, would have an adverse effect on IHG’s ability to comply with the terms or provisions of this Agreement or any of the other documents and instruments required hereby to which IHG is a party.
     4. Default. If either party breaches this Agreement, the non-breaching party’s sole remedies are to (a) seek injunctive relief or specific performance or (b) terminate this Agreement. In the event a non-breaching party seeks injunctive relief or specific performance, (i) the party alleged to be in breach of this Agreement will not resist the application for injunctive relief or specific performance made by the non-breaching party on the grounds that the non-breaching party has an adequate remedy at law and (ii) each party agrees to waive any requirement for the securing or posting of any bond in connection with any proceeding brought by the non-breaching party to seek such relief.
     5. Relationship. Neither this Agreement nor any agreements, instruments, documents or transactions contemplated hereby shall in any respect be interpreted, deemed or construed as making IHG an agent, partner, sponsor, or joint venturer with Owner or as creating any similar relationship. IHG and Owner agree that notwithstanding any informal relationship, current intentions regarding business opportunities, or subsequent course of dealings, no legal relationship or obligation shall arise between IHG and Owner, other than the respective obligations described in Section 1 above, unless specified in an explicit written agreement between the two parties. Both Owner and IHG covenant and agree that they will not make any contrary assertion, contention, claim or counterclaim in any action, suit, arbitration or other legal proceedings involving IHG and Owner.
     6. No Representation. In entering into this Agreement, IHG and Owner acknowledge that neither IHG nor Owner has made any representation to the other regarding projected earnings, the possibility of future success or any other similar matter with respect to the subject matter of this Agreement and that IHG and Owner understand that no guarantee is made to the other as to any specific amount of income to be received by IHG or Owner or as to the future financial success of any hotel.
     7. Miscellaneous Provisions.
          (a) Further Assurances. Owner and IHG shall execute and deliver all other appropriate supplemental agreements and other instruments, and take any other action necessary to make this Agreement fully and legally effective, binding and enforceable as between them and as against third parties.
          (b) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Owner, its permitted successors and assigns, and shall be binding upon and inure to the benefit of IHG, its successors and assigns. Neither party may assign any rights under this Agreement to any person except to a wholly-owned subsidiary which will be bound by each and every term and condition of this Agreement, and no such assignment shall relieve either party of any duty or obligation hereunder.
          (c) Governing Law. This Agreement is executed pursuant to, and shall be construed under and governed exclusively by, the internal laws of the State of Georgia.
          (d) Jurisdiction. Each party hereby expressly and irrevocably submits itself to the non-exclusive jurisdiction of the federal or the state courts of the State of Georgia.
          (e) Amendments. This Agreement may not be modified, amended, surrendered or changed, except by a written instrument executed by Owner and IHG.
          (f) Partial Invalidity. In case any provision of this Agreement shall be found by a court of law to be invalid, illegal, or unenforceable, the validity, legality, and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.
          (g) Interpretation. No provisions of this Agreement shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured or dictated such provision.

          (h) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and need not be signed by more than one of the parties hereto and all of which shall constitute one and the same agreement.
          (i) Notices. Except as expressly set forth in Section 1 above with respect to notification from IHG, any notice, statement or demand required to be given under this Agreement shall be in writing and be, and at the option of the party giving notice, (i) personally delivered (including delivery by a recognized overnight courier service), (ii) transmitted by postage prepaid certified mail addressed or (iii) transmitted by facsimile, as follows:
To Owner:
Summit Hotel Properties, Inc.
2701 South Minnesota Avenue, Suite 6
Sioux Falls, South Dakota 57105
Facsimile: (605) 362-9388
Attention: Chief Financial Officer
To IHG:
InterContinental Hotels Group
Three Ravinia Drive, Suite 100
Atlanta, Georgia 30346
Facsimile: (770) 604-2373
Attention: Senior Vice-President, Capital Investment and Transactions,
Americas
With a concurrent copy (which shall not constitute notice) to:
InterContinental Hotels Group
Three Ravinia Drive, Suite 100
Atlanta, Georgia 30346
Facsimile: (770) 604-8551
Attention: General Counsel
or to such other addresses as IHG or Owner shall designate in the manner herein provided. Any such notice shall be deemed to have been given on (x) the date of receipt by the party to which such notice is addressed at the designated address if delivered personally to the party to which such notice was addressed, or (y) the day three (3) days after it shall have been posted if transmitted by certified mail, whichever shall first occur, but the time period for any response thereto or action in connection therewith shall not commence to run until actual receipt by any employee of the recipient at the designated address or rejection or inability to deliver such notice. Owner and IHG each agree that upon giving of any notice, it shall use its best efforts to advise the other by telephone that a notice has been sent hereunder. Such telephonic advice shall not, however, be a condition to the effectiveness of notice hereunder.
          (j) Entire Agreement. This Agreement and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement among the parties with regard to the subject matter hereof and thereof and they supersede, merge, and render void every other prior written and/or oral understanding or agreement among or between the parties hereto.
          (k) Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other person.
          (l) Expenses. Whether or not the transactions contemplated by this Agreement are consummated, Owner, on one hand, and IHG, on the other hand, shall pay the costs, fees and expenses incident to its negotiation, preparation, execution, delivery and performance hereof, including the fees and expenses of its counsel, accountants, advisors and other representatives.
[Signatures begin on next page.]

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

SUMMIT HOTEL PROPERTIES, INC.

By:	/s/ Daniel P. Hansen
Name:	Daniel P. Hansen
Title:	President and Chief Executive Officer

SIX CONTINENTS HOTELS, INC.
(d/b/a InterContinental Hotels Group)

By:	/s/ Travis D. Ray
Name:	Travis D. Ray
Title:	Vice President
[Signature Page to Sourcing Agreement between
Summit Hotel Properties, Inc. and InterContinental Hotels Group]

SCHEDULE I
EXCLUDED HOTEL PROPERTIES
1.	Cambria Suites, Bloomington, MN

2.	Comfort Suites, Minneapolis, MN

EXHIBIT A
DESIGNATED OFFICERS AND EMPLOYEES OF OWNER FOR THE GIVING OF E-MAIL
NOTICE PURSUANT TO SECTION 1 OF SOURCING AGREEMENT

Name	Office	Email Address